Exhibit 10.11

Screenplay Option/Purchase Agreement

The following sets forth the agreement (“Agreement”) dated as of April 15, 2024, between American Picture House Corporation, (“Company”) and Company’s successors and assigns and Fabian Marquez (“F. Marquez”) and Alex Marquez (“A. Marquez”) (collectively, “Owners”) with respect to the original unpublished feature- length screenplay (“Screenplay”) currently entitled “COYOTE SLEEPS” written by Owners.

1.	DEFINITIONS:

1.1.	Property. As used herein, the term “Property” shall include the Screenplay and any literary, dramatic or other material based on the Screenplay or derived from the Screenplay, or created by or under the control of Owners, whether oral, written or otherwise, including, without limitation, the plot, scenes, titles, characters, characterizations and translations and any and all other parts, elements or versions of any and all of the foregoing, and any and all present and future copyrights in and to the foregoing, including, but not limited to, any renewals, extensions, or reversions thereof now or hereafter provided.

1.2.	Motion Picture. As used herein, the term “Motion Picture” shall mean and include motion pictures, cinematography, television programs of any kind (including, without limitation, pilots, series, mini- series and movies-of-the-week), films and photoplays of every kind and character whatsoever, including the sound records thereof, as well as trailers and clips thereof, produced by means of any photographic, electrical, electronic, mechanical or other processes or devices now or hereafter known, invented, used or contemplated, by which photographs, pictures, images or other visual reproductions or representations are or may be printed, imprinted, recorded or otherwise preserved on material of any description (whether translucent or not) for later projection or exhibition in such manner that the same are, or appear to be, in motion on screen, mirror, tube or other medium or device, whether or not accompanied by sound records and whether now or hereafter known, invented, devised or contemplated. As used herein, the term “Picture” shall mean the first Motion Picture based in whole or in part upon the Property.

2.	CONDITIONS PRECEDENT. Company’s obligations under this Agreement are conditioned upon the following:

2.1.	Execution of Agreement. Company’s receipt of copies of this Agreement executed by Owners.

2.2.	Chain-of-Title. Company’s receipt and approval of all chain-of-title documentation in connection with the Property and Company’s approval of the copyright status of the Property (Company hereby deems this condition satisfied).

3.	OPTION: Owners hereby seek to grant Company the sole, irrevocable and exclusive “Option” to acquire from Owners, forever and throughout the universe, in any and all languages, the “Rights” in and to the Property as said terms are defined below.

4.	OPTION TERMS: The Option shall commence as of the date of this Agreement and, subject to Paragraph 5 below, shall continue for twelve (12) months after the date on which all of the conditions precedent set forth in Paragraph 2 above are satisfied (the “Initial Option Period”). Company shall have the right, exercisable by written notice to Owners and payment of the Second Option Payment (as defined below) at any time prior to the expiration of the Initial Option Period, to extend the Option for an additional period of twelve (12) months (the “Second Option Period”) commencing upon the expiration of the Initial Option Period. The Initial Option Period and the Second Option Period, if any, shall be referred to collectively herein as the “Option Period”.

5.	AUTOMATIC EXTENSIONS: The Option Period shall be automatically extended:

5.1.	Event of Force Majeure. For the duration of any Event of Force Majeure (as said term is defined below) plus such additional time as is reasonably necessary for Company to resume the development of the Picture (but in no event for a period longer than eight weeks);

5.2.	Claim or Litigation. For the duration of any material breach or default by Owners of any representation, warranty or agreement made hereunder, or of any claim or litigation asserted against Owners or the Property which materially interferes with Company’s development, financing, production, or exploitation of the Picture.;

5.3.	Holiday. If the last day of the Option Period falls on a Saturday, Sunday or holiday (and as used herein, “holiday” means any holiday which is recognized by the State of California and/or the federal government), through and including the next business day following such Saturday, Sunday or holiday; and/or

5.4.	Breach. For the period of time equal to the aggregate of any and all time periods (if any) during which Owners are in breach or default under any provision of this Agreement for which Owners are provided written notice thereof.

5.5.	Event of Force Majeure. An “Event of Force Majeure” means an event pursuant to which is Company is materially hampered in the development and production of the Picture, including, without limitation, the following: any Act of God, war, accident, fire, strike, lock-out or other labor controversy, riot, civil disturbance, act of public enemy, act of terrorism, law, restraint, order or act of any governmental instrumentality or military authority, failure of technical facilities, failure, delay or reduction in transportation facilities or water, electricity or other public utilities, death, disability, disfigurement (with respect to cast only) or death or disability of the producer or director or other cause not reasonably within Company’s control or which Company could not by reasonable diligence have avoided.

6.	OPTION PRICE. As consideration for the grant of the Option to Company under this Agreement, Company shall pay Owners the following:

6.1.	Initial Option Period. With respect to the Initial Option Period, the sum of Seven Thousand Five Hundred Dollars ($7,500.00 USD) (the “Initial Option Payment”), upon satisfaction of the conditions precedent set forth in Paragraph 2 above. The Initial Option Payment will be applicable against the Purchase Price.

6.2.	Second Option Period. With respect to the Second Option Period, the sum of Seven Thousand Five Hundred Dollars ($7,500.00 USD) (the “Second Option Payment”), payable promptly upon Company’s notice to Owners of such election. The Second Option Payment will be non-applicable against the Purchase Price.

7.	PURCHASE PRICE. Company may exercise the Option at any time prior to the expiration of the Option Period by paying to Owners an amount, of Seventy-Five Thousand Dollars ($75,000.00 USD) less the Initial Option Payment. If Company commences principal photography of the Picture prior to the expiration of the Option Period, the Option will be deemed exercised and the applicable Purchase Price shall become payable to Owners immediately following such commencement. If in the event the budget for the Motion Picture exceeds Three Million Dollars ($3.000.000.00 USD), and the Owners cause F. Marquez to meet the additional terms established as a consequence of Paragraph 9.3, then the Owners shall be entitled to an additional payment of two and a half percent (2.5%) of the additional amount of the budget above the initial three million dollars ($3,000,000.00 USD).

8.	Intentionally Left Blank.

9.	ADDITIONAL COMPENSATION. Provided Owners is not in default or breach hereunder, Owners shall be entitled to receive the following additional compensation:

9.1.	Sole Credit. If Owners receive sole “written by” or sole “screenplay by” credit, an amount equal to five percent (5%) of one hundred percent (100%) of the “net proceeds”; if any, derived from the Picture. For purposes hereof, “net proceeds” shall be defined in accordance with Company’s customary definition which shall be no less favorable than any other non-financier participant, subject to such changes as may be agreed to by Company following good faith negotiation within customary parameters. Company makes no representation or warranty that the Picture will be produced, or that if the Picture is produced, that it will generate any, or any particular amount of, net proceeds. Nothing contained herein shall be construed to obligate Company to take any action to maximize revenue or gross receipts derived from the Picture.

9.2.	Shared Credit or No Credit. If Owners receive shared “written by” or shared “screenplay by” credit or if Owners receive no credit at all, then in lieu of the amount set forth in Section 9.1 above, an amount equal to two and half percent (2.5%) of one hundred percent (100%) of the “net proceeds”.

9.3.	On-Set Compensation. In Company’s sole discretion, F. Marquez may be engaged by Company during principal photography of the Picture to perform production revisions to the screenplay. In such event, F. Marquez shall sign a customary certificate of engagement with the Company, which shall provide that Owners shall (i) receive an additional Twenty-Five Thousand Dollars ($25,000.00 USD) and (ii) be individually credited as Co-Producers of the Picture. Should Company require F. Marquez to be physically present at the production location to perform production revisions to the Screenplay, Company shall be responsible for F. Marquez’s travel, accommodations, and per diemfor a minimum of one (1) trip to set.

9.4.	Credit for Labs. Company agrees to grant credit (but no financial remuneration) to “Film Independent Directors Lab and Producers Lab” as set forth in the attached Exhibit “X” .

10.	RIGHT OF FIRST NEGOTIATION. For a period ending twelve years after the initial theatrical release of the Picture (if ever), if Company (or its successor, assignee or designee) elects, in its sole discretion, to develop a subsequent production, including a feature-length sequel, prequel, or remake or series pilot, and if: (i) Owners are accorded Sole Credit as to the Picture; (ii) F. Marquez is rendering or seeking to render writing services in the entertainment industry; (iii) Owners are not then an executive for a so- called “major,” “mini-major,” or “major independent” motion picture production and/or distribution and/or exhibition company; and (iv) Owners are ready, willing and able to render writing services as, when and where reasonably required by Company; then, with respect to the first such subsequent production, Owners will hall have a right of first opportunity to render writing services on terms to be negotiated in good faith for a period of thirty (30) business days following notice of commencement of good-faith negotiations within which to negotiate for Owners’ writing services for the first such subsequent production upon terms no less favorable than those set forth herein with respect to the Picture; provided, however, if no agreement is reached or Owners do not elect to render services within thirty (30) business days of commencement of negotiations, then Company shall have no further obligation to Owners with respect to any writing services on such first sequel or remake or on any subsequent sequel or remake other than the passive fees set forth in paragraph 11 below. Such right of first negotiation shall continue with respect to subsequent theatrical sequels or remakes so long as Owners have rendered writing services for the immediately preceding sequel or remake, and so long as the conditions set forth hereinabove continue to be satisfied with respect to each subsequent production (e.g., a “rolling right”).

11.	PASSIVES. If Owners do not render writing services in connection with such applicable production (e.g., theatrical remake, theatrical sequel/prequel, MOW, mini-series or TV production), then Owners shall be entitled to receive the following passive payments:

11.1.	Theatrical Sequels or Prequel. For each sequel or prequel motion picture based on the Picture (“Sequel”), which Sequel is intended to be initially distributed in the United States for theatrical exhibition and is produced or authorized by Company, its assigns or licensees, Owners shall be paid an amount equal to: (i) one-half (1/2) of the Purchase Price paid to Owners in connection with the Picture pursuant to Paragraph 7; and (ii) a percentage of “net proceeds” (if any) derived from the applicable Sequel equal to one-half ( 1/2) of the percentage of “net proceeds” payable to Owners for the Picture payable to Owners pursuant to Section 9.1 above.

11.2.	Theatrical Remakes. For each feature-length remake of the Picture (“Remake”), which Remake is intended to be initially distributed in the United States and is produced by Company, its assigns or licensees, Owners shall be paid an amount equal to: (i) one-third (1/3) of the Purchase Price paid to Owners in connection with the Picture pursuant to Paragraph 7; (ii) a percentage of “net proceeds” (if any) derived from the applicable Remake equal to one-third (1/3) of the percentage of “net proceeds” payable to Owners for the Picture payable to Owners pursuant to Paragraph 9.1 above.

11.3.	Television Series. For each television series based upon the Picture, Owners shall be entitled to receive a royalty in the amount of Five Thousand Dollars and Zero Cents ($5,000.00 USD) per episode. I f any such television program is rerun on United States network or cable (including pay cable) television, Owners shall be paid one hundred percent (100%) of the foregoing sum initially paid to Owners spread over the second, third, fourth, fifth, and sixth runs. In addition to the foregoing amount, Owners shall receive contingent compensation in an amount equal to Two and One Half Percent (2.5%) of One Hundred Percent (100%) of the backend of such project, however defined for Company (e.g. MAGR “net profits”, buyout, etc.) derived from exploitation of such television series, as such backend is defined pursuant to the applicable agreement between Company (or its assignee, designee, etc.) and the applicable Financier, on the definition no less favorable as Company.

11.4.	MOW or Mini-Series. For each MOW or mini-series based upon the Picture, Owners shall be paid Ten Thousand Dollars and Zero Cents ($10,000.00 USD) for each hour thereof, up to a maximum of Eighty Thousand Dollars and Zero Cents ($80,000.00 USD). Such payment shall be made not later than completion of production of the MOW or Mini-Series. In addition to the foregoing amount, Owners shall receive contingent compensation in an amount equal to Two and One Half Percent (2.5%) of One Hundred Percent (100%) of the backend of such project, however defined for Company (e.g. MAGR “net profits”, buyout, etc.) derived from exploitation of such project, as such backend is defined pursuant to the applicable agreement between Company (or its assignee, designee, etc.) and the applicable Financier, on the definition no less favorable as Company.

12.	CREDIT. Owners’ credit shall be determined in accordance with the credit determination standards of the Writers Guild of America Basic Theatrical and Television Agreement (“WGA Agreement”). The casual or inadvertent failure to comply with the credit obligations hereunder shall not constitute a breach of this Agreement. In the event of a failure to accord proper credit as set forth herein, Company shall take all reasonable steps to correct such failure on a prospective basis. Company shall bind all third party distributors to the credit provisions hereof.

13.	PRE-PRODUCTION, PRODUCTION AND POST-PRODUCTION ACTIVITIES. Company will have the right during the Option Period to cause to be written revisions, polishes and other material based in whole or in part on the Property, and generally to engage in any and all development and/or pre- production activities with respect of the Property. Whether or not Company exercises the Option, Company will own any such revisions, polishes or other material created or developed by Company or at Company’s request, except to the extent incorporating the underlying Property; provided, however, if the option period expires unexercised and/or the Property reverts to Owners, the rights in or to any such material shall automatically transfer to Owners, subject only to repayment of the amount of the actual out of pocket costs of any materials Owners wish to use, which amount shall be payable to Company on the first day or principal photography elsewhere. Should Company desire to engage a writer for any revisions to the Property, Owners will be offered the first opportunity to write, such compensation to be the minimum permitted under the WGA Agreement if Owners do not accept or are not available to render such services within a reasonable period of time, provided however Company is not obligated to engage Owners or any other writer(s) to develop the Screenplay.

14.	REVERSION. If the Option is exercised and Company purchases the Screenplay as provided for herein, and Company thereafter does not commence production of the Picture within five (5) years, all rights in or to the Property shall automatically revert to Owners, subject only to repayment of the all amounts actually paid to Owners in connection herewith, which amount shall be payable to Company on the first day or principal photography elsewhere.

15.	RIGHTS.

15.1.	Rights Granted. If the Option is exercised and the Purchase Price is paid, Company automatically and irrevocably will own and be vested with, and Owners automatically and irrevocably will be deemed to have granted, conveyed, assigned, transferred and set over to Company, exclusively and in perpetuity, for the entire universe, in any and all languages, all right, title and interest in, to and with respect to the Property and all rights (now or hereafter known or devised) under any and all copyrights therein and thereto (collectively, the “Rights”). Without limiting the generality of the foregoing, the Rights will in any and all events include, without limitation, all of the following: (i) the sole and exclusive Motion Picture rights including, without limitation, the sole and exclusive right to produce one or more Motion Pictures or other derivative works (including, without limitation, sequels, prequels, remakes, musicals and/or serials) based, in whole or in part, on the Property and the right to fix, release, distribute, exhibit, perform, transmit, broadcast, advertise, promote and otherwise exploit such Motion Pictures or other derivative works by any and all means and in any and all media whether now known or hereafter devised, including, without limitation, all of the following: theatrical; non-theatrical (including airlines, ships and other carriers, military, educational, industrial and the like); pay-per-view; home video (including videocassettes, digital videodiscs, laserdiscs, CD-ROMs and all other formats); all forms of television (including pay, free, network, syndication, cable, satellite, high definition and digital); video-on-demand and near video-on- demand; and all forms of digital distribution and/or transmission (including, without limitation, the internet), CD-ROMs, fiber optic or other exhibition, broadcast and/or delivery systems; all rights of communication to the public, rights of distribution to the public or other forms of public or private communication and/or distribution; and all forms of dissemination, communication or distribution to one or more identifiable locations or parties; (ii) all ancillary, incidental and subsidiary rights, including, without limitation, all publishing and merchandising (e.g., games; computer, video and other electronic games; toys; coloring books, comic books, so-called “making of ‘ books, picture books, photonovels, apparel, food, beverages, posters, and other commodities, services or items), commercial tie-ins, music, music publishing, stage rights, soundtrack, interactive media, multi- media, and theme park (or other “themed” or location-based attraction) rights in and to the Property; (iii) the right to make or publish excerpts, synopses or summaries of the Property; (iv) the exclusive right to use the title or titles by which the Property may be now or hereafter known, or any components of any such title or titles, including, without limitation: (a) as the title of Motion Pictures and/or in connection with the advertising, marketing, publicity, promotion and other exploitation thereof, whether such Motion Pictures are based wholly or partially upon the Property or are independent of the Property, (b) in connection with songs, musical compositions, music or lyrics, whether or not included in any such Motion Pictures, and (c) in connection with the publication, recordation, performance, and any other use whatsoever of the foregoing items; and (v) all live stage rights. Owners grant to Company the right throughout the universe, in perpetuity, to use and reproduce the name, sobriquet, likeness and biography of Owners in connection with any Motion Picture or other version of the Property and/or in connection with the advertising, promotion, exhibition, distribution or other exploitation of any Motion Picture or other version of the Property and/or in connection with any so-called “commercial tie-ups,” merchandising and/or the advertising or publicizing of any commodities, products or services relating or referring to the Property or any Motion Picture.

15.2.	Modification. Company will further have the right (to be exercised in its sole discretion) to adapt, modify, fictionalize, add to or take from the Property, and to combine the same with any other literary or musical work. In this regard, Owners hereby waive the exercise of any provision of law known as “droit moral” or any similar law which may now or hereafter be recognized in any country or place (including, without limitation, the so-called right of paternity [“droit a la paternite”] right of integrity [“droit au respect de l’oeuvre”], right of withdrawal [“droit de retrait” or “droit de repentir”] and/or right of publication [“droit divulgation”], and agrees not to institute, support, maintain or permit any action or proceeding on the ground that any Motion Picture or other version of the Property produced or exploited by Company or Company’s successors, licensees or assigns in any way constitutes an infringement of any of Owners’ droit moral or is any way a defamation or mutilation of the Property or any part thereof or contains unauthorized variations, alterations, modifications, changes or translations thereof. Owners further hereby irrevocably assign to Company (or if any applicable law prohibits or limits such assignment, Owners hereby irrevocably license to Company), in perpetuity (but in any event for not less than the period of copyright and any renewals and extensions thereof) throughout the universe, all of Owners’ rights, if any, to authorize, prohibit and/or control the renting, lending, fixation, reproduction, importation and/or other exploitation of any Motion Picture or other version of the Property by any media and/or means now known or hereafter devised as may be conferred upon Owners under applicable laws, regulations or directives, including, without limitation, any so- called “Rental and Lending Rights” pursuant to any European Union (“EU”) directives and/or enabling or implementing legislation, laws or regulations enacted by the member nations of the EU.

16.	REPRESENTATIONS AND WARRANTIES. Owners hereby represent and warrant (which representations and warranties shall survive the termination of this Agreement whether Company exercises the Option or not) that:

16.1.	Owners are the sole owner(s) of all Rights herein sold, transferred, granted, assigned and conveyed and purported to be sold, transferred, granted, assigned or conveyed to Company and have the full and sole right and authority to sell, transfer, grant, assign and convey such Rights;

16.2.	The Property has not been published or registered for copyright in the United States or elsewhere but may be validly copyrighted or registered for copyright in the United States of America and likewise may be protected elsewhere so far as the laws of other countries provide for such protection;

16.3.	The Property and all characters depicted therein are wholly original with Owners in all respects and Owners are the sole author(s) of the Property and all characters depicted therein;

16.4.	The Property is not in the public domain;

16.5.	Except as specifically set forth in the agreements listed in Schedule l attached hereto and incorporated herein by reference, no part of the Rights herein conveyed has in any way been encumbered, conveyed, granted or otherwise disposed of and all such Rights are therefore free and clear of any and all liens, claims, charges or encumbrances whatsoever in favor of any party whatsoever, and said rights and the full right to exercise the same have not been in any way prejudiced, limited, diminished or impaired;

16.6.	To the best of Owner’s(s’) knowledge in the exercise of reasonable prudence, the use, reproduction, performance or exhibition of the Property or any part thereof, or the exercise of any of the Rights herein granted or conveyed, or agreed to be conveyed, will not in any way infringe upon any copyright of any person or entity whatsoever, nor any common law, literary, dramatic, or motion picture rights or any other rights of any person or entity whatsoever, nor constitute a libel or defamation of, or invasion of any rights (including, without limitation, the right of privacy or publicity) of any person or entity;

16.7.	Owners have not done, nor will do, any act or thing that will in any way prevent or interfere in any manner with the full and exclusive enjoyment by Company of any of the Rights herein granted, conveyed or agreed to be granted or conveyed or which will, or may, impair, impede, invalidate or encumber any such Rights;

16.8.	There are no claims or litigations pending, outstanding or threatened that adversely affect, or that may in any way prejudice, Owner’s(s’) exclusive rights in the Property or any of the Rights herein granted, conveyed or agreed to be granted or conveyed, or the copyrights therein; and

16.9.	The Rights herein granted, conveyed or agreed to be granted or conveyed have never been exercised by Owners or any third party.

17.	INDEMNITY. Owners hereby indemnify and hold Company and its licensees, officers, agents and employees harmless from and against any third party claims, charges, damages, costs, expenses (including reasonable outside attorneys’ fees), judgments, settlements, penalties, liabilities or losses of any kind or nature whatsoever (collectively, “Expenses”) which may be made, asserted, maintained, sustained or suffered by or secured against or imposed upon Company, or any of its licensees, officers, agents, or employees, by reason of the breach of any of Owners’ warranties, representations, agreements or undertakings under any provision of this Agreement. Company shall indemnify, hold harmless and defend Owners against any and all Expenses related to any third party claim or action (other than those arising out of a breach of Owners’ representations, warranties, agreements or undertakings hereunder) arising from Company’s breach of any representation, warranty, undertaking, agreement or certification hereunder; and/or the development, production, distribution or exploitation of the Property and/or Picture or any portion thereof (including the exploitation of ancillary rights therein).

18.	COPYRIGHT PROTECTION; FURTHER DOCUMENTS. Owners covenants that:

18.1.	Enforcement of Rights. Company will have the benefit of all copyrights in the Property and all remedies for enforcing such copyrights with respect to the Rights. In Company’s sole judgment Company may join Owners as a party plaintiff or defendant in any action or proceeding relating to the Rights. All damages, penalties, settlements and profits relating to or arising from any interference with or infringement of any of the Rights are hereby assigned to Company. Owners will fully and reasonably cooperate with Company in connection with any suit or action threatened or instituted by or against Company relating to any Rights.

18.2.	Further Documents. Owners agree to duly execute, acknowledge and deliver, or cause to be duly executed, acknowledged and delivered to Company any instruments consistent herewith that may be necessary, proper or expedient in the opinion of Company to carry out and effectuate the purposes and intent of this Agreement. In the event of Owners’ failure to execute any such instruments after a reasonable opportunity to review and comment, Owners hereby irrevocably nominate, constitute, and appoint Company Owners’ true and lawful attorney-in-fact, which constitutes a power coupled with an interest, with the right to execute and file all such documents and to do any and all acts and things necessary with respect to such documentation. Company shall promptly provide Owners with copies of any documents so executed. Without limiting the generality of the foregoing, concurrently with the execution of this Agreement, Owners will execute and deliver to Company a Short Form Option Agreement and a Short Form Assignment in the forms attached hereto as Exhibits “A” and “B”, respectively. Owners further agree that Company may, upon receipt of the executed Short Form Option Agreement, immediately record the same with the U.S. Copyright Office and/or with the copyright office of any other country. The Short Form Assignment shall not be recorded unless and until Company has exercised the Option, at which time, but not before, Company will have the right to insert therein as the effective date thereof the date on which the Option was exercised.

19.	RIGHTS AND REMEDIES. The rights and remedies of Owners in connection with this Agreement including, without limitation, in the event of Company’s breach of this Agreement, shall be limited to Owners’ right to recover damages, if any, in an action at law and in no event will Owners be entitled to terminate this Agreement or enjoin or restrain the development, production, distribution or exploitation of any Motion Picture and/or other derivative production based in whole, or in part, on the Property, or the use, publication or dissemination of any advertising issued in connection therewith. No waiver by either party of any breach of this Agreement shall be deemed a waiver of any preceding or succeeding breach hereof.

20.	ASSIGNMENT. Company will be free to assign this Agreement and its rights hereunder, and to delegate its duties at any time and from time to time, in whole or in part, to any person or entity, provided that Company shall remain secondarily liable hereunder. Owners may not assign this Agreement or Owners’ rights hereunder or delegate Owners’ duties under this Agreement in whole or in part.

21.	NOTICES. All notices required hereunder shall be in writing and shall be given either by personal delivery, telecopy/facsimile or by United States mail (postage prepaid), and shall be deemed given hereunder on the date personally delivered or telecopied, or the date three (3) business days after the date mailed if mailed in the United States, and five (5) business days after the date mailed if mailed outside of the United States. Until further notice, the addresses of the parties shall be as follows:

For Owners:	Fabian Marquez

For Owners:	Alex Marquez

With a copy to:	Greenberg Glusker et al.
2049 Century Park East
Suite 2600
Los Angeles, CA 90067
Attn: Mark Muir (mmuir@ggfirm.com)

For Company:	American Picture House Corporation
477 Madison Ave, 6th
FL New York, NY 10022

With a copy to:	Harris Sarratt & Hodges, LLP
1620 Hillsborough Street, Suite 200
Raleigh, NC 27605
Attn: Donald J. Harris (dharris@hshllp.com)

22.	LIMITATION ON PUBLICITY/CONFIDENTIALITY. Owners may not issue, release, authorize or in any way participate in any publicity, press releases, interviews, advertisements, internet publications (including weblog posts) or promotional activities (with the exception of a carve-out for personal media, provided such is delivered first to the Company for its approval which will not be reasonably withheld) relating to Company or any Motion Picture or other version of the Property without the prior written consent of Company; provided, however, Owners may issue publicity primarily personal in nature after Company’s initial press release in connection with the Property. No publicity issued by Owners, whether personal publicity or otherwise, shall contain derogatory mention of Company, any Motion Picture or other version of the Property, or the services of any person in connection with any Motion Picture or other version of the Property. Owners may not disclose to any third party (except Owners reps, the WGA, and/or as required by law) the terms of this Agreement, including, but not limited to, the financial terms of this Agreement without the prior written consent of Company, or any confidential information with respect to Company or any Motion Picture or other version of the Property. Owners further agree that Owners will not divulge or make known to any person or entity any matters of a confidential nature pertaining to Company’s business.

23.	MEMBER OF THE PUBLIC. The rights granted by Owners to Company hereunder are in addition to, and this Agreement shall in no way limit, the rights with respect to the Property or the subject matter thereof which Company may now or hereafter enjoy as a member of the general public.

24.	NO OBLIGATION. Nothing contained in this Agreement shall be construed as requiring Company to produce, complete, release, distribute, advertise or exploit the Picture or to exercise or exploit, or continue to exercise or exploit, any of the Rights granted hereunder.

25.	INTERPRETATION. The language of this Agreement shall be construed as a whole according to its fair meaning and not strictly for or against any party hereto. Each of the parties have participated in drafting this agreement, which is the result of negotiations between the parties, all of which have been represented, or had the opportunity to be represented, by counsel during such negotiations. Accordingly, for purposes of interpreting this Agreement, it shall be considered that this agreement was jointly drafted by all of the parties.

26.	EFFECT OF INVALIDITY. Nothing contained in this Agreement shall be construed so as to require the commission of any act contrary to law, and wherever there is any conflict between any provision of this Agreement and any material statute, law, ordinance, order or regulation contrary to which the parties hereto have no legal right to contract, the latter shall prevail, but in such event any provision of this Agreement so affected shall be curtailed and limited only to the extent necessary to bring it within legal requirements.

27.	GOVERNING LAW. This Agreement and all matters collateral thereto shall be governed by California law applicable to contracts executed and performed entirely therein, without regards to conflict of laws. Any controversy, dispute or claim arising out of or relating to this agreement, or its interpretation, application, implementation, breach or enforcement which the parties are unable to resolve by mutual agreement, shall be settled by submission by either party of the controversy, claim or dispute to binding arbitration in accordance with the rules of the Independent Film and Television Alliance (“IFTA”) in CA then in effect. The prevailing party will be entitled to reasonable attorney fees and costs. The decision and award made by the arbitrators shall be final, binding and conclusive on all parties hereto for all purposes, and judgment may be entered thereon in any court having jurisdiction thereof. All arbitration hearings shall be held in Los Angeles, California. Each party shall bear their own legal fees and other costs incurred in connection with presenting their respective cases. The costs and expenses of the arbitrators shall be shared equally by the parties. In fulfilling their duties, the arbitrators shall be bound by the terms of this Agreement and may consider other matters which, in the opinion of the arbitrators, are necessary or helpful to make a proper decision. Without limiting the generality of the foregoing, the parties expressly agree that any and all questions as to whether or not an issue constitutes a dispute or other matter arbitrable under this paragraph shall themselves be settled by arbitration in accordance with this paragraph. By agreeing to arbitration hereunder, Company and Owners are waiving a right to trial in a court and by a jury.

28.	WRITERS GUILD OF AMERICA. Owners represent and warrant that F. Marquez is an emeritus member of the WGA and A. Marquez is not a member but is recognized as a Professional Writer. Company acknowledges and agrees that since one or more of the Owners is a member of the WGA, that the terms of this Agreement are subject to the jurisdiction of the WGA. Owners acknowledge and agree Company is not a signatory to the WGA (and does not plan to become a signatory), however Company agrees to have the production entity become a signatory to the WGA prior to production (if any) of the Picture. Notwithstanding anything to the contrary, despite Company not being a signatory to the WGA, the terms of the WGA Agreement shall apply to this Agreement and are hereby deemed incorporated herein.

29.	ENTIRE AGREEMENT. This Agreement expresses the entire understanding of the parties hereto and replaces any and all former agreements, understandings and representations relating in any way to the subject matter hereof. No modification, alteration or amendment of this Agreement shall be valid or binding unless it is in writing and signed by both parties. No officer, employee or representative of Company has any authority to make any representation or promise not contained in this Agreement and Owners acknowledge that Owners have not executed this Agreement in reliance upon any promise or representation not expressly set forth in this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties and their heirs, successors and assigns. Nothing herein contained shall constitute a partnership between, or joint venture by, the parties hereto or constitute either party the agent of the other. This Agreement is not for the benefit of any third party and shall not be deemed to give any right or remedy to any third party whether referred to herein or not. This Agreement may be executed in one or more counterparts, and when executed by each of the parties signatory hereto, said counterparts shall constitute a valid, binding agreement. An executed counterpart returned by facsimile or transmitted electronically in PDF form shall be deemed an original. contained shall constitute a partnership between, or joint venture by, the parties hereto or constitute either party the agent of the other. This Agreement is not for the benefit of any third party and shall not be deemed to give any right or remedy to any third party whether referred to herein or not. This Agreement may be executed in one or more counterparts, and when executed by each of the parties’ signatory hereto, said counterparts shall constitute a valid, binding agreement. An executed counterpart returned by email or- facsimile shall be deemed an original.

[THE REST OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

Signatures Page *(for Screenplay Option/Purchase Agreement)*

In Witness Whereof, the parties hereto have executed this Agreement as of the date first written above.

AGREED TO AND ACCEPTED BY:

Fabian Marquez (for "Owners")

Fabian Paul Marquez 04/18/2024

Fabian Marquez, *Individually* dated

Alex Marquez (for "Owners")

Alex Carlos Marquez 04/18/2024

Alex Marquez, *Individually* dated

American Picture House Corporation or its assigns ("Company")

04/23/24

Bannor Michael MacGregor, *CEO* dated

Short Form Option

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Fabian Marquez and Alex Marquez ("Owners") grant to Bold Crayon Corporation (the "Company"), its successors and assigns the exclusive and irrevocable right and option to purchase, exclusively and forever, all right, title and interest (including all copyrights and renewals and extensions thereof) in and to that certain original, unpublished screenplay entitled *"COYOTE SLEEPS"* written by Owners (the "Property"), and the titles and themes thereof, all as set forth in and subject to that certain agreement (the "Agreement") between Owners and Company dated as of **April 15, 2024**. The Company has the right to extend the period during which said option may be exercised by complying with the terms and conditions set forth in the Agreement. Owners appoints Company and Company's successors, licensees and assigns, as Owners' irrevocable attorney-in-fact, with full power of substitution and delegation in Owners' or in Company's name: (i) to enforce and protect all rights, licenses, privileges or property granted hereunder under any and all copyrights therein; (ii) to prevent or terminate any infringement or threatened violation; and (iii) to join Owners as party plaintiff or defendant in any such suit or proceeding, in the discretion of Company.

In Witness Whereof, the undersigned has executed this Assignment as of this 18th day of April, 2024.

x Fabian Paul Marquez
Fabian Marquez (for "Owners")

x Alex Carlos Marquez
Alex Marquez (for "Owners")

STATE OF Texas COUNTY OF Fort Bend

I, Rodrick Davis Brownlee, a Notary Public for said County and State, certify that **Fabian Marquez**, personally came before me this day and acknowledged the execution of the foregoing Short Form Option.

Witness my hand and official seal, this 18th day April, 2024.

NOTARY PUBLIC Rodrick Davis Brownlee

My Commission expires: 02/14/2028

Electronically signed and notarized online using the Proof platform. (NOTARY SEAL)

NOTARY PUBLIC STATE OF TEXAS
Rodrick Davis Brownlee
ID NUMBER
134764414
COMMISSION EXPIRES
February 14, 2028

STATE OF Texas COUNTY OF Fort Bend

I, Nandi Turner, a Notary Public for said County and State, certify that **Alex Marquez**, personally came before me this day and acknowledged the execution of the foregoing Short Form Option.

Witness my hand and official seal, this 18th day April, 2024.

NOTARY PUBLIC Nandi Turner

My Commission expires:(NOTARY SEAL)
05/07/2024

NOTARY PUBLIC STATE OF TEXAS
Nandi Turner
ID NUMBER
13246911-2
COMMISSION EXPIRES
May 7, 2024

Electronically signed and notarized online using the Proof platform.

Short Form Assignment

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Fabian Marquez and Alex (“Owners”) grants and assigns to Bold Crayon Corporation (“Company”) and Company’s successors and assigns:

1.	All right, title and interest (including, without limitation, all motion picture, television and all allied, ancillary and subsidiary rights) in perpetuity, throughout the universe in and to that certain original, unpublished screenplay entitled “COYOTE SLEEPS” written by Owners, including, without limitation, all literary, dramatic and musical material contained therein, and all titles, themes, stories, sequences, incidents, characters, characterizations thereof and other contents therein and all adaptations, dramatizations, translations, revisions, additions and other versions thereof and all copyrights and extensions and renewals in all of the foregoing, (collectively, the “Property”).

2.	Any and all causes of action which Owners now has or hereafter may have for any past, present or future infringement or interference with any of the rights granted to Company in or to the Property.

Owners appoints Company, and Company’s successors, licensees and assigns, Owners’ irrevocable attorney-in-fact, with full power of substitution and delegation in Owners’ or in Company’s name: (i) to enforce and protect all rights, licenses, privileges or property granted hereunder under any and all copyrights therein; (ii) to prevent or terminate any infringement or threatened violation; and (iii) to join Owners as party plaintiff or defendant in any such suit or proceeding, in the discretion of Company. This assignment is executed and delivered pursuant and subject to that certain agreement between Owners and Company, dated as of April 15, 2024 relating to the Property (the “Agreement”). Reference is made to the Agreement for further particulars with reference to Company’s rights in, to and with respect to said material.

(Signature page follows)

Signature Page *(for Short Form Assignment)*

In Witness Whereof, the undersigned has executed this Assignment as of this 18th day of April, 2024.

x Fabian Paul Marquez

Fabian Marquez (for "Owners")

x Alex Carlos Marquez

Alex Marquez (for "Owners")

STATE OF Texas COUNTY OF Fort Bend

I, Rodrick Davis Brownlee, a Notary Public for said County and State, certify that **Fabian Marquez**, personally came before me this day and acknowledged the execution of the foregoing Short Form Assignment.

Witness my hand and official seal, this 18th day April, 2024.

NOTARY PUBLIC

Rodrick Davis Brownlee
ID NUMBER
134764414
COMMISSION EXPIRES
February 14, 2028

My Commission expires: 02/14/2028

Electronically signed and notarized online using the Proof platform.

(NOTARY SEAL)

STATE OF Texas COUNTY OF Fort Bend

I, Nandi Turner, a Notary Public for said County and State, certify that **Alex Marquez**, personally came before me this day and acknowledged the execution of the foregoing Short Form Assignment.

Witness my hand and official seal, this 18th day April, 2024.

NOTARY PUBLIC

My Commission expires: 05/07/2024

(NOTARY SEAL)

Nandi Turner
ID NUMBER
13246911-2
COMMISSION EXPIRES
May 7, 2024

Electronically signed and notarized online using the Proof platform.